Exhibit 4.1

THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAW, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF OR EXERCISED UNLESS (I) A REGISTRATION STATEMENT REGISTERING SUCH SECURITIES UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS SHALL HAVE BECOME EFFECTIVE, OR (II) AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AND OR QUALIFICATION UNDER APPLICABLE STATE SECURITIES LAWS IS AVAILABLE IN CONNECTION WITH SUCH OFFER, SALE OR TRANSFER.

AN INVESTMENT IN THESE SECURITIES INVOLVES A HIGH DEGREE OF RISK. HOLDERS MUST RELY ON THEIR OWN ANALYSIS OF THE INVESTMENT AND ASSESSMENT OF THE RISKS INVOLVED.

Warrant to Purchase
___________ shares	2014 Series Secured Note Warrant Number - ____

Warrant to Purchase Common Stock
of
CRYOPORT, INC.

THIS CERTIFIES that ____________ or any subsequent holder hereof (“Holder”) has the right to purchase from Cryoport, Inc., a Nevada corporation, (the “Company”), ________ (______) fully paid and nonassessable shares of the Company’s common stock, $0.001 par value per share (“Common Stock”), subject to adjustment as provided herein, at a price equal to the Exercise Price as defined in Section 3 below at any time during the Exercise Period (as defined below).

Holder agrees with the Company that this Warrant to Purchase Common Stock of the Company (this “Warrant” or this “Agreement”) is issued and all rights hereunder shall be held subject to all of the conditions, limitations and provisions set forth herein.

1. Term and Restriction on Exercise.

This Warrant may not be exercised until May 31, 2015 and the rights under this Warrant expire at 5:00 p.m., Pacific Time, on November 30, 2021 (such period of exercise is referred to herein as the “Term”).

Notwithstanding anything herein to the contrary, the Company shall not issue to the Holder, and the Holder may not acquire, a number of shares of Common Stock upon exercise of this Warrant to the extent that, upon such exercise, the number of shares of Common Stock then beneficially owned by the Holder and its Affiliates and any other persons or entities whose beneficial ownership of Common Stock would be aggregated with the Holder’s for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (including shares held by any “group” of which the Holder is a member, but excluding shares beneficially owned by virtue of the ownership of securities or rights to acquire securities that have limitations on the right to convert, exercise or purchase similar to the limitation set forth herein) would exceed 9.98% of the total number of shares of Common Stock then issued and outstanding (the “9.98% Cap”), provided that the 9.98% Cap shall only apply to the extent that the Common Stock is deemed to constitute an “equity security” pursuant to Rule 13d-1(i) promulgated under the Exchange Act. For purposes hereof, “group” has the meaning set forth in Section 13(d) of the Exchange Act and applicable regulations of the Securities and Exchange Commission (the “SEC”), and the percentage held by the Holder shall be determined in a manner consistent with the provisions of Section 13(d) of the Exchange Act. Upon the written request of the Holder, the Company shall, within two (2) Trading Days, confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding.

1

“Affiliate” means any person or entity that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a person or entity, as such terms are used in and construed under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”). With respect to a Holder of Warrants, any investment fund or managed account that is managed on a discretionary basis by the same investment manager as such Holder will be deemed to be an Affiliate of such Holder.

2. Exercise.

(a) Manner of Exercise. During the Term (the “Exercise Period”), this Warrant may be Exercised as to all or any lesser number of whole shares of Common Stock covered hereby (the “Warrant Shares” or the “Shares”) upon surrender of this Warrant, with the Exercise Form attached hereto as Exhibit A (the “Exercise Form”) duly completed and executed, together with the full Exercise Price (as defined below, which may be satisfied by a Cash Exercise or a Cashless Exercise, each as defined below) for each share of Common Stock as to which this Warrant is Exercised, at the office of the Company, Cryoport, Inc., 20382 Barrents Sea Circle, Lake Forest, California 92630; Fax: (949) 470-2306, with an electronic copy (for informational purposes only, and not constituting delivery hereunder) to: stockadministrator@cryoport.com, or at such other office or agency as the Company may designate in writing, by overnight mail, with an advance copy of the Exercise Form sent to the Company by facsimile (such surrender and payment of the Exercise Price hereinafter called the “Exercise” of this Warrant).

(b) Date of Exercise. If any portion of the Exercise Price is satisfied by a Cash Exercise (as defined below), the “Date of Exercise” of the Warrant shall be defined as the later of (A) the date that the Exercise Form attached hereto as Exhibit A, completed and executed, is sent by facsimile or email to the Company, provided that the original Warrant and Exercise Form are received by the Company, each as soon as practicable thereafter (or, the date the original Exercise Form is received by the Company, if Holder has not sent advance notice by facsimile) and (B) the date that the Exercise Price is received by the Company. If no portion of the Exercise Price is satisfied by a Cash Exercise, the “Date of Exercise” of the Warrant shall be defined as the date that the Exercise Form attached hereto as Exhibit A, completed and executed, is sent by facsimile or email to the Company, provided that the original Warrant and Exercise Form are received by the Company, each as soon as practicable thereafter (or, the date the original Exercise Form is received by the Company, if Holder has not sent advance notice by facsimile or email).

(c) Delivery of Common Stock Upon Exercise. Within three (3) business days after any Date of Exercise, or in the case of a Cashless Major Exercise as defined in Section 5(c) below, within the period provided in Section 5(c)(iv) (the “Delivery Period”), the Company shall issue and deliver (or cause its Transfer Agent to issue and deliver) in accordance with the terms hereof to or upon the order of the Holder that number of shares of Common Stock (“Exercise Shares”) for the portion of this Warrant exercised as shall be determined in accordance herewith. Upon the Exercise of this Warrant or any part hereof, the Company shall, at its own cost and expense, take all necessary action, including obtaining and delivering an opinion of counsel, to assure that the Transfer Agent shall issue stock certificates in the name of Holder (or its nominee) or such other persons as designated by Holder and in such denominations to be specified at Exercise representing the number of shares of Common Stock issuable upon such Exercise.

(d) Delivery Failure. In addition to any other remedies which may be available to the Holder, in the event that the Company fails for any reason to effect delivery of the Exercise Shares by the end of the Delivery Period (a “Delivery Failure”), the Holder will be entitled to revoke all or part of the relevant Exercise Form by delivery of a notice to such effect to the Company via facsimile or email not later than three (3) Trading Days after the end of the Delivery Period, whereupon the Company and the Holder shall each be restored to their respective positions immediately prior to the delivery of such notice, except that the liquidated damages described herein shall be payable through the date notice of revocation or rescission is given to the Company.

(e) Restrictive Legend. The Holder understands that the Exercise Shares will be issued pursuant to a claimed exemption from registration under the Securities Act and thus the certificate for the Exercise Shares will bear a restrictive legend in substantially the following form (and a stop-transfer order will be placed against transfer of the certificates for such securities):

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER SAID ACT, OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SAID ACT INCLUDING, WITHOUT LIMITATION, PURSUANT TO RULES 144 OR 144A UNDER SAID ACT OR PURSUANT TO A PRIVATE SALE EFFECTED UNDER APPLICABLE FORMAL OR INFORMAL SEC INTERPRETATION OR GUIDANCE, SUCH AS A SO-CALLED “4(1) AND A HALF” SALE.”

(f) Cancellation of Warrant. This Warrant shall be canceled upon the full Exercise of this Warrant and if this Warrant is not Exercised in full, Holder shall be entitled to receive a new Warrant (containing terms identical to this Warrant) representing any unexercised portion of this Warrant in addition to such Common Stock.

(g) Holder of Record. Each person in whose name any Warrant for shares of Common Stock is issued shall, for all purposes, be deemed to be the Holder of record of such shares on the Date of Exercise of this Warrant, irrespective of the date of delivery of the Common Stock purchased upon the Exercise of this Warrant.

3. Payment of Warrant Exercise Price for Cash Exercise or Cashless Exercise; Cashless Major Exercise.

(a) Exercise Price. The Exercise Price (“Exercise Price”) shall initially equal $0.50 per share, subject to adjustment pursuant to the terms hereof, including but not limited to Section 5 below. Payment of the Exercise Price may be made by either of the following, or combination thereof, at the election of Holder:

(i) Cash Exercise: The Holder may exercise this Warrant in cash, bank or cashier’s check or wire transfer; or

(ii) Cashless Exercise: The Holder may exercise this Warrant in a cashless exercise transaction. In order to effect a Cashless Exercise, the Holder shall surrender this Warrant at the principal office of the Company together with the Exercise Form attached hereto as Exhibit A indicating that the Holder is exercising the Warrant pursuant to a cashless election, in which event the Company shall issue Holder a number of shares of Common Stock computed using the following formula (a “Cashless Exercise”):

X = Y (A-B)/A

where:     X = the number of shares of Common Stock to be issued to Holder.

Y = the number of shares of Common Stock for which this Warrant is being Exercised.

A = the Market Price of one (1) share of Common Stock (for purposes of this Section 3(a)(ii), where “Market Price,” as of any date, means the Closing Price (as defined herein) of the Company’s Common Stock during the most recent Trading Day. B = the Exercise Price.

As used herein, the “Closing Price” for any security as of any date means the sale price on The NASDAQ Global Market (“NASDAQ”) as reported by, or based upon data reported by, Bloomberg Financial Markets or an equivalent, reliable reporting service mutually acceptable to and hereafter designated by holders of a majority in interest of the Warrants and the Company (“Bloomberg”) or, if NASDAQ is not the principal trading market for such security, the sale price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or, if no sale price is reported for such security, then the last closing trade price of such security as reported by Bloomberg, or, if no last closing trade price is reported for such security by Bloomberg, the average of the bid prices of any market makers for such security that are listed in the over the counter market by the Financial Industry Regulatory Authority, Inc. or in the “pink sheets” by the Pink OTC Market, Inc, or in the Over-The-Counter Bulletin Board (“OTCBB”). If the Closing Price cannot be calculated for such security on such date in the manner provided above, the price shall be the fair market value as mutually determined by the Company and the Holders of a majority in interest of the Warrants being Exercised for which the calculation of the price is required in order to determine the Exercise Price of such Warrants. “Trading Day” shall mean any day on which the Common Stock is traded for any period on the OTCBB, NASDAQ, or on the principal securities exchange or other securities market on which the Common Stock is then being traded.

For purposes of Rule 144 and sub-section (d)(3)(ii) thereof, it is intended, understood and acknowledged that the Common Stock issuable upon Exercise of this Warrant in a Cashless Exercise transaction shall be deemed to have been acquired at the time this Warrant was issued. Moreover, it is intended, understood and acknowledged that the holding period for the Common Stock issuable upon Exercise of this Warrant in a Cashless Exercise transaction shall be deemed to have commenced on the date this Warrant was issued.

(b) Cashless Major Exercise: To the extent the Holder shall exercise this Warrant or any portion thereof as a Cashless Major Exercise pursuant to Section 5(c)(i) below, the Holder shall surrender this Warrant at the principal office of the Company together with the Exercise Form indicating that the Holder is exercising this Warrant (or such portion thereof) pursuant to a Cashless Major Exercise, in which event the Company shall issue a number of shares of Common Stock equal to the Black-Scholes Value (as defined in Section 5(c)(iii) below) of the remaining unexercised portion of this Warrant (or such applicable portion being exercised) divided by the closing price of the Common Stock on the principal securities exchange or other securities market on which the Common Stock is then traded on the Trading Day immediately preceding the date on which the applicable Major Transaction is consummated (such number of shares, the “Black Scholes Shares Amount”).

(c) Dispute Resolution. In the case of a dispute as to the determination of the closing price or the Volume Weighted Average Price of the Company’s Common Stock or the arithmetic calculation of the Exercise Price, Market Price or any Major Transaction Warrant Early Termination Price, the Company shall submit the disputed determinations or arithmetic calculations via facsimile within two (2) business days of receipt, or deemed receipt, of the Exercise Notice or Major Transaction Early Termination Notice, or other event giving rise to such dispute, as the case may be, to the Holder. If the Holder and the Company are unable to agree upon such determination or calculation within two (2) business days of such disputed determination or arithmetic calculation being submitted to the Holder, then the Company shall, within two (2) business days submit via facsimile (i) the disputed determination of the closing price or the Volume Weighted Average Price of the Company’s Common Stock to an independent, reputable investment bank selected by the Company and approved by the Holder, which approval shall not be unreasonably withheld or (ii) the disputed arithmetic calculation of the Exercise Price, Market Price or any Major Transaction Warrant Early Termination Price to the Company’s independent, outside accountant. The Company shall cause the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the Holder of the results no later than five (5) business days from the time such investment bank or accountant, as the case may be, receives the disputed determinations or calculations. Such investment bank’s or accountant’s determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error.

4. Transfer Rights. Subject to the provisions of Section 8 of this Warrant, this Warrant may be transferred on the books of the Company, in whole or in part, in person or by attorney, upon surrender of this Warrant properly completed and endorsed. This Warrant shall be canceled upon such surrender and, as soon as practicable thereafter, the person to whom such transfer is made shall be entitled to receive a new Warrant or Warrants as to the portion of this Warrant transferred, and Holder shall be entitled to receive a new Warrant as to the portion hereof retained.

5. Adjustments Upon Certain Events.

(a) Participation. The Holder, as the holder of this Warrant, shall be entitled to receive such dividends paid and distributions of any kind made to the holders of Common Stock of the Company to the same extent as if the Holder had Exercised this Warrant into Common Stock (without regard to any limitations on exercise herein or elsewhere and without regard to whether or not a sufficient number of shares are authorized and reserved to effect any such exercise and issuance) and had held such shares of Common Stock on the record date for such dividends and distributions. Payments under the preceding sentence shall be made concurrently with the dividend or distribution to the holders of Common Stock.

(b) Recapitalization or Reclassification. If the Company shall at any time effect a stock split, payment of stock dividend, recapitalization, reclassification or other similar transaction of such character that the shares of Common Stock shall be changed into or become exchangeable for a larger or smaller number of shares, then upon the effective date thereof, the number of shares of Common Stock which Holder shall be entitled to purchase upon Exercise of this Warrant shall be increased or decreased, as the case may be, in direct proportion to the increase or decrease in the number of shares of Common Stock by reason of such stock split, payment of stock dividend, recapitalization, reclassification or similar transaction, and the Exercise Price shall be, in the case of an increase in the number of shares, proportionally decreased and, in the case of decrease in the number of shares, proportionally increased. The Company shall give Holder the same notice it provides to holders of Common Stock of any transaction described in this Section 5(b).

(c) Rights Upon Major Transaction.

(i) Major Transaction. In the event that a Major Transaction (as defined below) occurs, then (1) in the case of a Cash-Out Major Transaction and in the case of a Mixed Major Transaction to the extent of the percentage of the cash consideration in the Mixed Major Transaction (determined in accordance with the definition of a Mixed Major Transaction below), the Holder, at its option, may require the Company to redeem the Holder’s outstanding Warrants in accordance with Section 5(c)(iii) below, (2) in the case of a transaction with a Publicly Traded Successor Entity covered by the provisions of Section 5(c)(i)(A) below in which the Company is not the surviving entity (a “Successor Redemption Transaction”) and in the case of a Mixed Major Transaction that is a Successor Redemption Transaction, to the extent of the percentage of the consideration represented by securities of a Publicly Traded Successor Entity, the Holder may require this Warrant to be treated as a Successor Redemption in accordance with Section 5(c)(iii) below and (3) in the case of all other Major Transactions and in the case of a Mixed Major Transaction that is not covered by clause 5(c)(i)(2), to the extent of the percentage of the consideration represented by securities of a Successor Entity in the Mixed Major Transaction, the Holder shall have the right to exercise this Warrant as a Cashless Major Exercise. In the event the Holder shall not have exercised any of its rights under clauses (1), (2) or (3) above within the applicable time periods set forth herein, then the Major Transaction shall be treated as an Assumption (as defined below) in accordance with Section 5(c)(ii) below unless the Holder waives its rights under this Section 5(c) with respect to such Major Transaction.

(A) a consolidation, merger, exchange of shares, recapitalization, reorganization, business combination or other similar event, (1) following which the holders of Common Stock immediately preceding such consolidation, merger, exchange, recapitalization, reorganization, combination or event either (a) no longer hold a majority of the shares of Common Stock or (b) no longer have the ability to elect a majority of the board of directors of the Company or (2) as a result of which shares of Common Stock shall be changed into (or the shares of Common Stock become entitled to receive) the same or a different number of shares of the same or another class or classes of stock or securities of another entity (collectively, a “Change of Control Transaction”);

(B) the sale or transfer, in one transaction or in a series of related transactions, of significant assets of the Company which, without limitation, shall include, but not be limited to, a sale or transfer, in one transaction or in a series of related transactions, of more than 50% of the Company’s assets as reflected on its then latest publicly filed balance sheet (including proprietary rights), provided, however, that except for a sale of all or substantially all of the Company’s assets, a collaborative arrangement, licensing agreement, joint venture or partnership or similar business arrangement providing for the development or commercial exploitation or, or right to develop or commercially exploit, the technology, intellectual property or products of the Company (including arrangements that involve the assignment or licensing of any existing or newly developed intellectual property under such arrangements) whereby income or profits are to be shared (including by lump sum royalty or running royalty) with any other entity shall not constitute a Major Transaction;

(C) a purchase, tender or exchange offer made to the holders of outstanding shares of Common Stock, such that following such purchase, tender or exchange offer a Change of Control Transaction shall have occurred;

(D) the liquidation, bankruptcy, insolvency, dissolution or winding-up (or the occurrence of any analogous proceeding) affecting the Company; or

(E) the shares of Common Stock cease to be listed, traded or publicly quoted on the OTCBB, and are not promptly re-listed or requoted on either the New York Stock Exchange, the NYSE Alternext U.S., the NASDAQ Global Select Market, the NASDAQ Capital Market or listed in the over the counter market by the Financial Industry Regulatory Authority, Inc. or in the “pink sheets” by the Pink OTC Market, Inc.

(ii) Assumption. The Company shall not enter into or be party to a Major Transaction that is to be treated as an Assumption pursuant to Section 5(c)(i), unless (i) any Person purchasing the Company’s assets or Common Stock, or any successor entity resulting from such Major Transaction (in each case, a “Successor Entity”), assumes in writing all of the obligations of the Company under this Warrant, and (ii) pursuant to written agreements in form and substance satisfactory to the Holder and approved by the Holder prior to such Major Transaction, including agreements to deliver to each holder of Warrants in exchange for such Warrants a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to the Warrants, including, without limitation, an instrument representing the appropriate number of shares of the Successor Entity, having similar exercise rights as the Warrants (including but not limited to a similar Exercise Price and similar Exercise Price adjustment provisions based on the price per share or conversion ratio to be received by the holders of Common Stock in the Major Transaction), satisfactory to the Holder. Upon the occurrence of any Major Transaction, any Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Major Transaction, the provisions of this Warrant referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Warrant with the same effect as if such Successor Entity had been named as the Company herein. Upon consummation of the Major Transaction, the Successor Entity shall deliver to the Holder confirmation that there shall be issued upon exercise or redemption of this Warrant at any time after the consummation of the Major Transaction, in lieu of the shares of Common Stock (or other securities, cash, assets or other property) issuable upon the exercise of the Warrants prior to such Major Transaction, such shares of common stock (or their equivalent) of the Successor Entity, as adjusted in accordance with the provisions of this Warrant. The provisions of this Section shall apply similarly and equally to successive Major Transactions and shall be applied without regard to any limitations on the exercise of this Warrant other than any applicable beneficial ownership limitations. Any assumption of Company obligations under this paragraph shall be referred to herein as an “Assumption.”

(iii) Notice; Major Transaction Early Termination Right; Notice of Cashless Major Exercise. At least thirty (30) days prior to the consummation of any Major Transaction, but, in any event, on the first to occur of (x) the date of the public announcement of such Major Transaction if such announcement is made before 4:00 p.m., New York City time, or (y) the day following the public announcement of such Major Transaction if such announcement is made on and after 4:00 p.m., New York City time, the Company shall deliver written notice thereof via facsimile and overnight courier to the Holder (a “Major Transaction Notice”). At any time during the period beginning after the Holder’s receipt of a Major Transaction Notice and ending five (5) Trading Days prior to the consummation of such Major Transaction (the “Early Termination Period”), the Holder may require the Company to redeem (an “Early Termination Upon Major Transaction”) all or any portion of this Warrant not eligible to be treated as a Cashless Major Exercise (without taking into consideration the 9.98% Cap) by delivering written notice thereof (“Major Transaction Early Termination Notice”) to the Company, which Major Transaction Early Termination Notice shall indicate the portion of the principal amount (the “Early Termination Principal Amount”) of the Warrant that the Holder is electing to have redeemed. The portion of this Warrant subject to early termination pursuant to this Section 5(c)(iii) (the “Redeemable Shares”), shall be redeemed by the Company at a price (the “Major Transaction Warrant Early Termination Price”) payable in cash equal to the Black Scholes Value of the Redeemable Shares determined by use of the Black Scholes Option Pricing Model using the criteria set forth in Schedule 1 hereto (the “Black Scholes Value”).

At any time during the Early Termination Period, the Holder may require the Company to treat all or any portion of this Warrant eligible to be treated as a Successor Redemption (without taking into consideration the 9.98% Cap) as a Successor Redemption by delivering written notice thereof (a “Successor Redemption Notice”) to the Company, which Successor Redemption Notice shall indicate the portion of the principal amount of the Warrant that the Holder is electing to have treated as a Successor Redemption. The portion of this Warrant subject to Successor redemption pursuant to this Section 5(c)(iii) (the “Successor Redemption Shares”), shall be converted upon consummation of such Major Transaction into the number of securities of the Successor Entity (the “Successor Redemption Shares”) that would be issuable under the terms of such Major Transaction in respect of a number of shares of Common Stock equal to the Black Scholes Share Amount.

To the extent the Holder shall elect to effect a Cashless Major Exercise in respect of a Major Transaction, the Holder shall deliver its exercise notice in accordance with Section 3(b), within the Early Termination Period.

(iv) Escrow; Payment of Major Transaction Warrant Early Termination Price. Following the receipt of a Major Transaction Early Termination Notice or a Cashless Major Exercise from the Holder, the Company shall not effect a Major Transaction that is being treated as an early termination or is eligible to be treated as a Cashless Major Exercise unless (a) the definitive documentation governing such Major Transaction provides that it shall be a condition precedent to the consummation of such Major Transaction that the Holder be issued or paid, as the case may be, an amount in shares of Common Stock or cash, as applicable, equal to the Major Transaction Warrant Early Termination Price and/or applicable Exercise Shares or (b) it shall first place into an escrow account with an independent escrow agent, at least three (3) business days prior to the closing date of the Major Transaction (the “Major Transaction Escrow Deadline”), an amount in shares of Common Stock (or irrevocable instructions to the Transfer Agent to issue such shares) or cash, as applicable, equal to the Major Transaction Warrant Early Termination Price and/or applicable Exercise Shares. Concurrently upon closing of such Major Transaction, the Company shall pay or shall instruct the escrow agent to pay the Major Transaction Warrant Early Termination Price and/or to deliver the applicable Exercise Shares to the Holder. For purposes of determining the amount required to be placed in escrow pursuant to the provisions of this subsection (iv) and without affecting the amount of the actual Major Transaction Warrant Early Termination Price and/or applicable Exercise Shares, the calculation of the price referred to in clause (1) of the first column of Schedule 1 hereto with respect to Stock Price shall be determined based on the Closing Market Price (as defined on Schedule I) of the Common Stock on the Trading Day immediately preceding the date that the funds and/or applicable Exercise Shares, as applicable, are deposited with the escrow agent.

Following the receipt of a Successor Redemption Notice, the Company shall not effect the applicable Major Transaction unless the definitive documentation governing such Major Transaction includes an obligation by the Successor Entity to issue the Successor Redemption Shares to the Holder upon consummation of the Major Transaction and designates the Holder as an express third party beneficiary of such obligation.

(v) Injunction. Following the receipt of a Major Transaction Early Termination Notice or notice of a Cashless Major Exercise from the Holder, in the event that the Company attempts to consummate a Major Transaction without either placing the Major Transaction Warrant Early Termination Price or applicable Exercise Shares, as applicable, in escrow in accordance with subsection (iv) above or without payment of the Major Transaction Warrant Early Termination Price or issuance of the applicable Exercise Shares, as applicable, to the Holder prior to consummation of such Major Transaction, or without providing for the issuance of Successor Redemption Shares in accordance with Section 5(c) above, as applicable, the Holder shall have the right to apply for an injunction in any state or federal courts sitting in the City of New York, borough of Manhattan to prevent the closing of such Major Transaction until the Major Transaction Warrant Early Termination Price is paid to the Holder, in full, the applicable Exercise Shares are delivered or the issuance of the Successor Redemption Shares is provided for, as applicable.

An early termination required by this Section 5(c) shall be made in accordance with the provisions of Section 12 and shall have priority to payments to holders of Common Stock in connection with a Major Transaction to the extent an early termination required by this Section 5(c)(iii) are deemed or determined by a court of competent jurisdiction to be prepayments of the Warrant by the Company, such early termination shall be deemed to be voluntary prepayments. Notwithstanding anything to the contrary in this Section 5, until the Major Transaction Warrant Early Termination Price is paid in full or the Successor Redemption Shares are fully issued, as applicable, this Warrant may be exercised, in whole or in part, by the Holder into shares of Common Stock, or in the event the Exercise Date is after the consummation of the Major Transaction or in the event of a Successor Redemption, shares of publicly traded common stock (or their equivalent) of the Successor Entity pursuant to Section 5(c). The parties hereto agree that in the event of the Company’s early termination of any portion of the Warrant under this Section 5(c), the Holder’s damages would be uncertain and difficult to estimate because of the parties’ inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for the Holder. Accordingly, any premium due under this Section 5(c) is intended by the parties to be, and shall be deemed, a reasonable estimate of the Holder’s actual loss of its investment opportunity and not as a penalty.

For purposes hereof:

“Cash-Out Major Transaction” means a Major Transaction in which the consideration payable to holders of Common Stock in connection with the Major Transaction consists solely of cash.

“Cashless Major Exercise” shall mean an exercise of this Warrant or portion thereof as a “Cashless Major Exercise” in accordance with Section 3(b) and 5(c)(i) hereof.

“Eligible Market” means the OTCBB, the New York Stock Exchange, Inc., the NYSE Arca, the NASDAQ Capital Market, the NASDAQ Global Market, the NASDAQ Global Select Market or the NYSE Alternext U.S.

“Mixed Major Transaction” means a Major Transaction in which the consideration payable to the shareholders of the Company consists partially of cash and partially of securities of a Successor Entity. If the Successor Entity is a Publicly Traded Successor Entity, the percentage of consideration represented by securities of such Successor Entity shall be equal to the percentage that the value of the aggregate anticipated number of shares of the Publicly Traded Successor Entity to be issued to holders of Common Stock of the Company represents in comparison to the aggregate value of all consideration, including cash consideration, in such Mixed Major Transaction, as such values are set forth in any definitive agreement for the Mixed Major Transaction that has been executed at the time of the first public announcement of the Major Transaction or, if no such value is determinable from such definitive agreement, based on the closing market price for shares of the Publicly Traded Successor Entity on its principal securities exchange on the Trading Day preceding the first public announcement of the Mixed Major Transaction. If the Successor Entity is a Private Successor Entity, the percentage of consideration represented by securities of such Successor Entity shall be determined in good-faith by the Company's Board of Directors

“Parent Entity” of a Person means an entity that, directly or indirectly, controls the applicable Person and whose common stock or equivalent equity security is quoted or listed on an Eligible Market, or, if there is more than one such Person or Parent Entity, the Person or Parent Entity with the largest public market capitalization as of the date of consummation of a Major Transaction.

“Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

“Private Successor Entity” means a Successor Entity that is not a Publicly Traded Successor Entity.

“Publicly Traded Successor Entity” means a Successor Entity that is a publicly traded corporation whose common stock is quoted on or listed for trading on an Eligible Market (as defined above).

“Successor Entity” means any Person purchasing the Company’s assets or Common Stock, or any successor entity resulting from such Major Transaction, or if the Warrant is to be exercisable for shares of capital stock of its Parent Entity (as defined above), its Parent Entity.

(d) Exercise Price Adjusted. As used in this Warrant, the term “Exercise Price” shall mean the purchase price per share specified in Section 3(a) of this Warrant, until the occurrence of an event stated in this Section 5 or otherwise set forth in this Warrant, and thereafter shall mean said price as adjusted from time to time in accordance with the provisions of said subsection. No adjustment made pursuant to any provision of this Section 5 shall have the net effect of increasing the aggregate Exercise Price in relation to the split adjusted and distribution adjusted price of the Common Stock.

(e) Adjustments: Additional Shares, Securities or Assets. In the event that at any time, as a result of an adjustment made pursuant to this Section 5 or otherwise, Holder shall, upon Exercise of this Warrant, become entitled to receive shares and/or other securities or assets (other than Common Stock) then, wherever appropriate, all references herein to shares of Common Stock shall be deemed to refer to and include such shares and/or other securities or assets; and thereafter the number of such shares and/or other securities or assets shall be subject to adjustment from time to time in a manner and upon terms as nearly equivalent as practicable to the provisions of this Section 5.

(f) Notice of Adjustments. Whenever the Exercise Price is adjusted pursuant to the terms of this Warrant, the Company shall promptly mail to the Holder a notice (an “Exercise Price Adjustment Notice”) setting forth the Exercise Price after such adjustment and setting forth a statement of the facts requiring such adjustment. The Company shall, upon the written request at any time of the Holder, furnish to such Holder a like Warrant setting forth (i) such adjustment or readjustment, (ii) the Exercise Price at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon Exercise of the Warrant. For purposes of clarification, whether or not the Company provides an Exercise Price Adjustment Notice pursuant to this Section 5(f), upon the occurrence of any event that leads to an adjustment of the Exercise Price, the Holder would be entitled to receive a number of Exercise Shares based upon the new Exercise Price, as adjusted, for exercises occurring on or after the date of such adjustment, regardless of whether the Holder accurately refers to the adjusted Exercise Price in the Exercise Form.

6. Fractional Interests.

No fractional shares or scrip representing fractional shares shall be issuable upon the Exercise of this Warrant, but on Exercise of this Warrant, Holder may purchase only a whole number of shares of Common Stock. If, on Exercise of this Warrant, Holder would be entitled to a fractional share of Common Stock or a right to acquire a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon Exercise shall be the next higher whole number of shares.

7. Reservation of Shares.

From and after the date hereof, the Company shall at all times reserve for issuance such number of authorized and unissued shares of Common Stock (or other securities substituted therefor as herein above provided) as shall be sufficient for the Exercise of this Warrant and payment of the Exercise Price. If at any time the number of shares of Common Stock authorized and reserved for issuance is below the number of shares sufficient for the Exercise of this Warrant (a “Share Authorization Failure”) (based on the Exercise Price in effect from time to time), the Company will promptly take all corporate action necessary to authorize and reserve a sufficient number of shares, including, without limitation, calling a special meeting of stockholders to authorize additional shares to meet the Company’s obligations under this Section 7, in the case of an insufficient number of authorized shares, and using its best efforts to obtain stockholder approval of an increase in such authorized number of shares. The Company covenants and agrees that upon the Exercise of this Warrant, all shares of Common Stock issuable upon such Exercise shall be duly and validly issued, fully paid and nonassessable and not subject to preemptive rights, rights of first refusal or similar rights of any Person.

8. Restrictions on Transfer.

(a) Registration or Exemption Required. This Warrant has been issued in a transaction exempt from the registration requirements of the Securities Act by virtue of Regulation D and exempt from state registration or qualification under applicable state laws. None of the Warrant or the Exercise Shares may be pledged, transferred, sold, assigned, hypothecated or otherwise disposed of except pursuant to an effective registration statement or an exemption to the registration requirements of the Securities Act and applicable state laws including, without limitation, a so-called “4(1) and a half” transaction.

(b) Assignment. Should the Holder desire to sell, transfer, assign, pledge, hypothecate or otherwise dispose of this Warrant, in whole or in part; the Holder shall deliver a written notice to Company, substantially in the form of the Assignment attached hereto as Exhibit B, indicating the Person or Persons to whom the Warrant is requested to be assigned and the respective number of Warrant Shares to be assigned to each assignee. The Company may permit the assignment upon such reasonable conditions as the Company may require, including the delivery to the Company of an acceptable opinion of counsel as to the assignment’s qualification for an exemption from registration. This Warrant and the rights evidenced hereby shall inure to the benefit of and be binding upon the successors and permitted assigns of the Holder.

(c) Representations of the Holder. The right to acquire Common Stock or the Common Stock issuable upon exercise of the Holder’s rights contained herein will be acquired for investment and not with a view to the sale or distribution of any part thereof, and the Holder has no present intention of selling, transferring, assigning, pledging, hypothecating or otherwise disposing of this Warrant in any public distribution of the same except pursuant to a registration or exemption. Holder is an “accredited investor” within the meaning of the Securities and Exchange Commission’s Rule 501 of Regulation D, as presently in effect. The Holder understands (i) that the Common Stock issuable upon exercise of the Holder’s rights contained herein is not registered under the Securities Act or qualified under applicable state securities laws on the ground that the issuance contemplated by this Warrant will be exempt from the registration and qualifications requirements thereof and (ii) that the Company’s reliance on such exemption is predicated on the representations set forth in this Section 8(c). The Holder has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment and has the ability to bear the economic risks of its investment.

9. Noncircumvention.

The Company hereby covenants and agrees that the Company will not, by amendment of its certificate of incorporation, bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, and will at all times in good faith carry out all the provisions of this Warrant and take all action as may be required to protect the rights of the Holder. Without limiting the generality of the foregoing, the Company (i) shall not increase the par value of any shares of Common Stock receivable upon the exercise of this Warrant above the Exercise Price then in effect, and (ii) shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock upon the exercise of this Warrant.

10. Benefits of this Warrant.

Nothing in this Warrant shall be construed to confer upon any person other than the Company and Holder any legal or equitable right, remedy or claim under this Warrant and this Warrant shall be for the sole and exclusive benefit of the Company and Holder.

11. Governing Law.

All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of California, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced exclusively in the state and federal courts sitting in Los Angeles, California. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in such city for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law. The parties hereby waive all rights to a trial by jury. If either party shall commence an action or proceeding to enforce any provisions of this Agreement, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

12. Loss of Warrant.

Upon receipt by the Company of evidence of the loss, theft, destruction or mutilation of this Warrant, and (in the case of loss, theft or destruction) of indemnity or security reasonably satisfactory to the Company, and upon surrender and cancellation of this Warrant, if mutilated, the Company shall execute and deliver a new Warrant of like tenor and date.

13. Notice or Demands.

Notices or demands pursuant to this Warrant to be given or made by Holder to or on the Company shall be sufficiently given or made if sent by certified or registered mail, return receipt requested, postage prepaid, and addressed, until another address is designated in writing by the Company, to the address set forth in Section 2(a) above. Notices or demands pursuant to this Warrant to be given or made by the Company to or on Holder shall be sufficiently given or made if sent by certified or registered mail, return receipt requested, postage prepaid, and addressed, to the address of Holder set forth in the Company’s records, until another address is designated in writing by Holder.

IN WITNESS WHEREOF, the undersigned has executed this Warrant as of the _____ day of ______, 2014.

CRYOPORT, INC.

By:
Title:

EXHIBIT A

EXERCISE FORM FOR WARRANT

TO: [                                           ]

CHECK THE APPLICABLE BOX:

☐

Exercise

The undersigned hereby irrevocably exercises the attached warrant (the “Warrant”) with respect to shares of Common Stock (the “Common Stock”) of Cryoport, Inc., a Nevada corporation (the “Company”), and, if pursuant to a Cashless Exercise, herewith makes payment of the Exercise Price with respect to such shares in full, all in accordance with the conditions and provisions of said Warrant.

[IF APPLICABLE: The undersigned hereby encloses $____ as payment of the Exercise Price.]

☐

Cashless Major Exercise

The undersigned hereby irrevocably exercises the Warrant with respect to ____% of the Warrant currently outstanding pursuant to a Cashless Major Exercise in accordance with the terms of the Warrant.

1. The undersigned requests that any stock certificates for such shares be issued and, if applicable, a warrant representing any unexercised portion hereof be issued, pursuant to the Warrant in the name of the undersigned and delivered to the undersigned at the address set forth below.

2. Capitalized terms used but not otherwise defined in this Exercise Form shall have the meaning ascribed thereto in the Warrant.

Dated: _______________

Signature

Print Name

Address

NOTICE

The signature to the foregoing Exercise Form must correspond to the name as written upon the face of the attached Warrant in every particular, without alteration or enlargement or any change whatsoever.

EXHIBIT B

ASSIGNMENT

(To be executed by the registered holder
desiring to transfer the Warrant)

FOR VALUE RECEIVED, the undersigned holder of the attached warrant (the “Warrant”) hereby sells, assigns and transfers unto the person or persons below named the right to purchase __________ shares of the Common Stock of Cryoport, Inc., a Nevada corporation, evidenced by the attached Warrant and does hereby irrevocably constitute and appoint __________ attorney to transfer the said Warrant on the books of the Company, with full power of substitution in the premises.

Dated: _______________
Signature

Fill in for new registration of Warrant:

Name

Address

Please print name and address of assignee
(including zip code number)

NOTICE

The signature to the foregoing Assignment must correspond to the name as written upon the face of the attached Warrant in every particular, without alteration or enlargement or any change whatsoever.

Schedule 1

Black-Scholes Value

Calculation Under Section 5(c)(iii)

Remaining Term	Number of calendar days from date of public announcement of the Major Transaction after commencement of the Exercise Period until the last date on which the Warrant may be exercised.

Interest Rate	A risk-free interest rate corresponding to the US$ LIBOR/Swap rate for a period equal to the Remaining Term.

Volatility

If the first public announcement of the Major

Transaction is made at or prior to 4:00 p.m., New

York City time, the arithmetic mean of the historical

volatility for the 10, 30 and 50 Trading Day periods

ending on the date of such first public

announcement, obtained from the HVT or similar

function on Bloomberg.

If the first public announcement of the Major

Transaction is made after 4:00 p.m., New York City

time, the arithmetic mean of the historical volatility for the

10, 30 and 50 Trading Day periods ending on the

next succeeding Trading Day following the date of

such first public announcement, obtained from the

HVT or similar function on Bloomberg.

Stock Price	The greater of (1) the closing price of the Common Stock on the OTCBB, or, if that is not the principal trading market for the Common Stock, such principal market on which the Common Stock is traded or listed (the “Closing Market Price”) on the trading day immediately preceding the date on which a Major Transaction is consummated, (2) the first Closing Market Price following the first public announcement of a Major Transaction, or (3) the Closing Market Price as of the date immediately preceding the first public announcement of the Major Transaction.

Dividends	Zero.

Strike Price	Exercise Price as defined in section 3(a).